EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Plains Exploration & Production Company of our report dated March 10, 2003, relating to the consolidated financial statements which appears in Plains Exploration & Production Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 13, 2003